EXHIBIT 12.1


                              U.S. INDUSTRIES, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (In millions, except ratios)


                                                                                        Three Months Ended
                                               Year Ended September 30,                     December 31,
                                    ------------------------------------------------   -----------------
                                       1996      1995        1994        1993         1992         1996        1995
                                       ----      ----        ----        ----         ----         ----        ----

EARNINGS:
  Income (loss) from
   continuing operations
   before income taxes
   and fixed charges.................   $155       $ (37)       $ 66         $ 47       $ 44          36           22
                                        ====       =====        ====         ====       ====          ==           ==

  Fixed charges:
   Interest expense..................     60         101          94           95         89          12           20
   Interest component
    of rent..........................      8           7           6            7          6           2            2
                                           -           -           -            -          -           -            -
   Fixed charges.....................     68         108         100          102         95          14           22
                                          ==         ===         ===          ===         ==          ==           ==

  Earnings, as defined                   223          71          166         149        139          50           44
                                         ===          ==          ===         ===        ===          ==           ==

FIXED CHARGES........................     68         108         100          102         95          14           22
                                          ==         ===         ===          ===         ==          ==           ==

Ratio of earnings to
  fixed charges......................   3.3x           1        1.7x         1.5x       1.5x        3.6x         2.0x
                                        ====         ===        ====         ====       ====        ====         ====



--------
1 Earnings for fiscal 1995 were insufficient to cover fixed charges by $37 million. This deficiency resulted from goodwill impairment and other non-recurring charges of $113 million. Before taking into account such items, the ratio of earnings to fixed charges for fiscal 1995 would have been 1.7x.



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